SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM 8-K




        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  September 14, 1998   Commission File No. 1-
7361
(Date of earliest event reported)




                 AMERICAN FINANCIAL CORPORATION




Incorporated under the laws of Ohio     IRS Employer
                                        Identification No. 31-0624874



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2121

Former name or former address, if changed since last report - not applicable.

                 AMERICAN FINANCIAL CORPORATION

                            FORM 8-K


Item 5.    Other Events.

            Please  see  the  News Release of American  Financial
Group, Inc., parent company of American Financial Corporation, attached hereto as Exhibit 99.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) - Additional Exhibit.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              AMERICAN FINANCIAL CORPORATION



September 21, 1998                 By: James C. Kennedy
                                      ---------------------------
                                       James C. Kennedy
                                       Deputy General Counsel
                                         & Secretary


                                                       Exhibit 99
          [AMERICAN FINANCIAL GROUP, INC. NEW RELEASE]
           American Financial Group Agrees To Sell Its
        Commercial Lines Division To Ohio Casualty Group


   Cincinnati, Ohio - September 15, 1998 - American Financial Group, Inc. (NYSE: AFG) announced today that its insurance subsidiary, Great American Insurance Company, has reached a definitive agreement to sell substantially all of its Commercial Lines Division to Ohio Casualty Insurance Company, an insurance subsidiary of Ohio Casualty Corporation (NASDAQ: OCAS). Under the agreement, Great American will transfer certain commercial lines insurance liabilities and related assets to Ohio Casualty in exchange for $300 million in cash, plus warrants to purchase 3 million shares of Ohio Casualty common stock. Furthermore, this transaction will enable Great American to redirect $225 million of statutory capital and surplus, formerly dedicated to these commercial lines operations, for other corporate purposes. AFG will also have the opportunity to receive up to an additional $40 million based upon the retention and growth of the insurance business being acquired by Ohio Casualty. AFG's net gain on this transaction is expected to be in excess of $1.50 per share.

   As part of the transaction, Ohio Casualty will assume responsibility for the personnel of Great American's Commercial Lines Division as well as the relationships with the agencies that produced the commercial lines book of business. Great American will continue to provide specialty and personal lines products through its existing agency force. In addition, the companies have agreed to a marketing agreement under which AFG will provide specialty and nonstandard auto products through Ohio Casualty's agency force. AFG will provide investment management services for a portion of Ohio Casualty's portfolio. Great American's commercial lines insurance is written primarily in 26 states with the largest states, in terms of direct written premiums, being New York, New Jersey, North Carolina, Maryland and Connecticut. The commercial lines being sold generated net written premiums of approximately $330 million in 1997.

   This combination will provide unique opportunities for the commercial lines people of Great American and Ohio Casualty as part of a larger organization. Tom Hayes, President of Great American's Commercial Lines Division, will become Executive Vice President and Chief Operating Officer of Ohio Casualty.

   AFG Co-President, Carl H. Lindner, III stated, "We are pleased with Ohio Casualty's decision to acquire Great American's Commercial Lines Division. This transaction provides the opportunity for both of our companies to more effectively pursue our own strategic objectives. We are looking forward to having a strategic alliance with Ohio Casualty through our new marketing arrangements, investment management services agreement and the opportunity to have an equity position in the company".

   Mr. Lindner also stated, "AFG will continue to focus on growth opportunities in its specialty lines and private passenger automobile businesses. We have a meaningful market position in each of our remaining business lines which provide an opportunity for continuing growth and enhanced profitability. The proceeds of this sale will provide AFG with increased financial flexibility to make strategic insurance investments while maintaining a conservative capital structure".

   Completion of the transaction, which is expected to occur in the fourth quarter of 1998, is subject to certain conditions and applicable regulatory approvals.

   Under the agreement with Ohio Casualty, AFG will retain liabilities for certain asbestos and environmental exposures ("A&E") relating to claims under policies written prior to the mid-1980's. AFG's insurance subsidiaries are in the process of reviewing their A&E reserves and expect this review to be completed before the end of this year. While its A&E reserves at June 30, 1998 were about $350 million, approximately 10 times the preceding three years' average claim payments, AFG expects that the review could indicate estimated ultimate aggregate losses as much as two-thirds greater than that amount. Any additional A&E reserves estimated to be required will be recorded as a special charge upon completion of the review.

   In addition to its property and casualty insurance businesses, American Financial Group is engaged in the sale of tax-deferred annuities and certain life and health insurance products.

   This press release contains certain statements that may be deemed to be "forward- looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to adverse loss development in AFG's operations relating to known and unknown events, increased price competition and other changes in market conditions that could affect AFG's insurance operations.